EXHIBIT 10.1

Cooperation Agreement between MERION INC and

HONG KONG ENCAID LIMITED

Party A: Merion, Inc.

Address: 100N. Barranca St.#1000. West Covina,CA91791.USA.

Tel: 626-331-7570 & 626-332-1557

Fax: 626-332-2081

E-mail: info@merionus.com

www.dailynu.com

Part B: HONG KONG ENCAID LIMITED

Address (English): Room 1508, 15/F., Office Tower Two, Grand Plaza, 625 Nathan Road,

Kowloon, Hong Kong.

Tel: 00852-3076 6658 & 131-7508-0111

Fax: 00852-3062 6606

E-mail:

In order to rapidly expand the market share of Merion Inc’s products in China and Asia, Party A agrees to authorize HONG KONG ENCAID LIMITED (Party B) to promote and sell products of Party A in China and Asia. The key points of cooperation are as follows:

I. Party A: Merion Inc.

1.	As the manufacturer and distributor of Merion brand products, Party A shall set up a "Merion Inc Beijing representative office" in Beijing, China to assist Party B in selling Party A's products in China and Asia.
The representative office is located on the 7th floor of foreign trade building, no. 12 Jianguomen Street, Beijing, China.

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2.	Authorizes Party B to promote and sell Merion’s Products in China and Asia.

3.	Party A shall be responsible for the costs of preparation and opening of Beijing office and early stage product promotion, including the internet promotion of early stage market development for the products, sales channel, customer consultation and reception, representative office and product show room decoration, and office equipment expenses. Party B shall raise RMB 3 million by itself to be used for the promotion of Party A’s product. Party A agrees to provide RMB 1 million equivalent products to support Party B. Party A may deduct such promotion support fee from promotion service fee payable to Party B after Party B starts to get the market in operation. When the overall sales amount in Asia market reaches RMB 50 million, Party A agrees the RMB 1 million receivable of early stage supporting amount can be granted to Party B as a compensation for its marketing cost. Party A may also pay RMB 1 million to Party B when Party B’s promotion of Party A’s products generate the actual sales of RMB 10 million.

4.	Party A shall be responsible for providing company brochures, products information, photos of factory production, office building, product R&D team, scientific research laboratory and new products preview, etc., as well as advertising materials and promotional videos of Merion’s products on China CCTV.

5.	If Party B makes any marketing and products promotion requests, Party A shall consider Party B’s request and may update the product information on the company's website (including pictures, texts, quotations, advertisements, etc.) based upon its own discretion.

6.	Party A agrees that the price of products sold in China shall be proposed by Party B based upon Asian market product sale index according to the actual situation in the Asian market. The pricing policy for products sold in the Asian market shall be implemented after full consultation with Party A based on the reality for the market cultivation and expansion purpose.

7.	Party A will consider allocating a total of 20 million equity shares to Party B based on its assessment of its performance. The exercise price of the warrant shares is US$1 per share. The specific circumstances of the warrant share and the percentage of the promotional service fee are determined by the parties through a separate agreement. Both parties agree that when Party B's sales of Party A's products reach US$5 million, the warrant shares will be exercisable and the term of warrants will be three years. The parties will sign a separate agreement on the number and grant of warrants. If Party B's product promotion activities result in Party A's actual sales amount of US$5 million in the previous year (calendar year), Party A agrees to pay Party B a fixed product promotion and service fee of US$1 million in cash or Party A's form. A common stock within 7 working days of the first month of the following year (calendar year). Party A has the right to determine whether US$1 million is paid in cash or in the form of Party A's common stock. If Party A decides to pay with its common shares, the price per share should be US$1. If Party B's product promotion activities result in Party A's product sales reaching US$5 million in advance in the middle of any calendar year, Party A will consider paying US$1 million in promotion and service fees this year in cash or equivalent within seven working days. The date to achieve US$5 million in sales.

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II. Part B: HONG KONG ENCAID LIMITED

1.	Party B shall be responsible for the promotion of Party A's products in the Asian market, and cooperate with Merion to develop the Asian market.

2.	Party B shall, in accordance with relevant laws and regulations of Asia and China, be responsible for providing information, market development and customer consulting services for Merion’s products. Party B will be responsible for product consultation, arranging company visits and business discussion with Asian customers, mainly Chinese customers.

3.	Party B shall be responsible for providing service for Asian customers to purchase products from Merion Inc website and China internet shopping malls through cross border e-commerce platforms and China bonded zone channels in accordance with the law.

4.	Party B shall be responsible to integrate the cross-border internet resources, web celebrity resources, wechat business resources, store sales agency system and other alliance resources as well as blockchain technology application resources, and make market sales plan and incentive mechanism in compliance with relevant Chinese laws and regulations to rapidly expand product sales channels and clients orders.

5.	Party B shall be responsible for product information consultation, online shopping guidance and cross-border e-commerce services. All purchase orders of customers shall be completed directly on the online shopping websites, and all sales funds shall be settled directly with Merion Inc. Party B and Party A's Beijing representative office do not charge customers for sales of products and any other fees.

6.	Party B's remuneration shall be linked to the product marketing and actual sales generated, and the incentives shall be agreed by both parties, so that Party B can effectively achieve the sales target of Merion Inc in Asia.

7.	Marketing layout of Party B:
The markets that Party B has connections are as follows: Taobao health care products flagship store with a channel reaching to 300,000 potential customers; Three-level distribution alliance with a channel reaching to 160,000 potential customers; Pinpingou is estimated to have a channel reaching to 50,000 potential customers; JD.com, pinduoduo, T-mall and other customer groups are estimated to be able to reach to 200,000 potential customers. Party B plans to provide Party A each year a sales platform with an annual flow of no less than 100,000 customers to cooperate.

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8.	According to the current market layout and plan, Party B's three-year performance plan is as follows: in 2019, to achieve the sales of US$ 5 million in Asia market; in 2020, to achieve the sales of US$50 million in Asia market; in 2021, strive to achieve the sales of US$100 million in Asia market.

9.	Party B shall be responsible for coordinating the publicity and image of Party A, related qualification and filings, and building logistics channels for further expansion of business of Merion Inc in Asia.

10.	Party B shall be responsible for its own human resources and allocation, as well as office operation and management expenses (by itself).

11.	Anything that is unclear under this agreement shall be subject to the supplementary agreement which shall have the same legal effect as this agreement.

III. Force majeure

Neither party hereto shall be liable for any loss caused by failure or delay in performance of all or part of its obligations under this contract due to any force majeure, government orders or restrictions, or any unforeseeable or uncontrollable or unavoidable event at the time of signing this agreement. However, the Party affected by the force majeure event shall notify the other Party as soon as possible.

Iv. Termination clause

1.	After Party A confirms the sales of Party A's products caused by Party B's promotion and services, the payment of promotion service fees shall be made strictly in accordance with the agreement between the parties, except for natural or man-made disasters, wars and trade sanctions. If no payment is made for more than one month past due, Party B shall have the right to terminate the agreement and demand Party A to compensate 15% of the overdue fees.

2.	If Party B’s promotion activities seriously violate the laws and regulations of China, Party B shall be responsible for such violations and Party A shall only be responsible for the quality of the products and supplying the products on time. If necessary, Party A may unilaterally terminate the agreement and require Party B to compensate 15% of the cost of the products ordered and produced and other losses incurred by Party A. If Party B fails to promote the sales of Party A's products for RMB 50 million within one year after the signing of this agreement (as the sales actually completed through Party B's promotion and introduction), Party A shall have the right to unilaterally terminate this agreement.

3.	If either party fails to perform and/or breaches the terms and conditions of this agreement during the term of this agreement, the parties shall try their best to solve the relevant issues through friendly negotiation to each other's satisfaction. Unless the parties can reach a settlement within thirty (30) days after one party notifies the other party, the notifying party shall have the right to terminate this agreement and the loss and damage caused thereby shall be borne by the party who fails to perform its responsibilities or breaches the agreement. In addition, either party may terminate this agreement in the event of that the other party is in bankruptcy, liquidation or reorganization.

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V. Arbitration and applicable law

All disputes arising from the performance of this agreement shall be settled through friendly negotiation. If no settlement can be reached through negotiation, the case shall be submitted to China international economic and trade arbitration commission (Beijing) for arbitration, and the rules of the commission shall apply. The arbitration award shall be final and binding upon both parties. Unless otherwise awarded by the arbitrators, the arbitration fee shall be borne by the losing party. This agreement shall be governed by the laws of the People's Republic of China.

Vi. Term of cooperation

1. Party A (including Beijing representative office) and Party B agree the tentative term of the agreement is for five years.

2. This agreement is made in triplicate and shall be effective as the date of signature.

Party A: Merion, Inc.

Representative: Danies Wang

Signature:________________________________

Company Seal:____________________________

Date: 06/27/2019

Part B: HONG KONG ENCAID LIMITED

Representative: Jiansheng Qian

Signature:________________________________

Company Seal:____________________________

Date: 06/27/2019

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